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EXHIBIT 4.45


June 27, 2001

UPS OVERNIGHT MAIL
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              Re:      Note Extension
Dear                :

         We are writing in regard to the note payable to you by Telenetics Corporation ("Telenetics"). As you are aware, Telenetics has not been able to repay the note payable to you at the original due date. We had, as of May 31, 2001, offered two options in an attempt to resolve this matter to our mutual benefit. You have not yet responded to accept either of those options prior to the expiration of the offer on June 15th. We have however been advised that you have an interest in resolving this matter on terms that are a variation of our original offer. Accordingly, by this letter, Telenetics desires to offer you the opportunity to take advantage of either of the following in lieu of repayment of the Note under its current terms:

                  a. The maturity date of the Note would be extended to January 2, 2003;

                  b. The interest rate of the Note would be increased by two percentage points per annum;

                  c. You would receive a three-year warrant to purchase one share of common stock for each $5.00 of the current principal amount of the Note. The warrant would have an initial exercise price of $1.00 per share, would be subject to adjustment for stock splits, recapitalizations, mergers and consolidations and would carry piggyback registration rights, subject to certain restrictions;

                  d. The Note would be convertible into common stock of Telenetics at the rate of $0.70 per share until March 31, 2002. The conversion right would be subject to adjustment for stock splits, recapitalizations, mergers and consolidations and would carry piggyback registration rights, subject to certain restrictions;

                  e. The Note would be callable if the shares of the Telenetics common stock are traded at or above $1.40 for ten consecutive; and

                  f.       The Note would be fully transferable.

         In connection with your consideration of this offer we encourage you to review the latest Telenetics annual report on Form 10-KSB and quarterly report on Form 10-QSB, which were previously provided to you, as well as additional reports and documents filed by Telenetics with the Securities and Exchange Commission all of which are available free-of-charge by the contacting the undersigned at Telenetics or by accessing the Securities and Exchange Commission

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web site at http://www.scc.gov. Telenetics particularly encourages you to review the "Risk Factors" described in those reports and filings, and to consult with your professional advisors to the extent you deem appropriate when making your decision.

         To accept this offer, please sign below and return it to the undersigned on or before June 28, 2001. Upon receipt, we will send you the appropriate documentation to complete the transaction. If you do not return the executed subscription agreement on or prior to that date, or if you do not currently qualified as an accredited investor, Telenetics will continue to make the required interest payments on the Note and will repay the remaining principal balance of the Note as Telenetics becomes able.

         To accept this offer, please sign below and return it to the undersigned on or before June 28, 2001. Upon receipt, we will send you the appropriate documentation to complete the transaction. If you do not return the executed subscription agreement on or prior to that date, or if you do not currently qualified as an accredited investor, Telenetics will continue to make the required interest payments on the Note and will repay the remaining principal balance of the Note as Telenetics becomes able.

         Telenetics regrets the inconvenience that our liquidity challenges have caused you, and thanks you for your consideration of the above offer, as well as for your continued patience and support while we strive to reposition Telenetics for a return to profitability.

                                                Sincerely,

                                                TELENETICS CORPORATION



                                                Shala Shashani Lutz, President
                                                and CEO

Name:                                           Amount of Note:
       -------------------------------------                     ---------------

Please check option:  Option 1:                 Option 2:
                                 -----------               ---------------------

Signature:
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